================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) APRIL 10, 2002

                        OCCIDENTAL PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)


             DELAWARE                      1-9210             95-4035997
   (State or other jurisdiction         (Commission        (I.R.S. Employer
         of incorporation)              File Number)      Identification No.)


                10889 WILSHIRE BOULEVARD
                LOS ANGELES, CALIFORNIA                         90024
        (Address of principal executive offices)              (ZIP code)


               Registrant's telephone number, including area code:
                                 (310) 208-8800


================================================================================

Item 9.  Regulation FD Disclosure
------   ------------------------

              Financial Analyst Presentation by Dr. Ray R. Irani,
              ---------------------------------------------------
                      Chairman and Chief Executive Officer
                      ------------------------------------

                                 April 10, 2002
                                 --------------


     The following is the text of the presentation made by Dr. Ray R. Irani, Chairman and Chief Executive Officer of Occidental Petroleum Corporation, at the Howard Weil Energy Conference on April 10, 2002, in New Orleans, Louisiana.

--------------------------------------------------------------------------------


                        Occidental Petroleum Corporation


                                Dr. Ray R. Irani
                       Chairman & Chief Executive Officer


                                   HOWARD WEIL
                       Thirtieth Annual Energy Conference


                                                            New Orleans, LA
                                                             April 10, 2002


--------------------------------------------------------------------------------


     Good morning. It's a pleasure to be here at Howard Weil's Thirtieth Annual Energy Conference.

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                              Occidental - Overview


     o    One of world's largest E&P companies

          -    Three core geographic areas

               o    United States

               o    Middle East

               o    Latin America

     o    Leading North American basic chemicals producer


--------------------------------------------------------------------------------


     Over the past 5 years, Occidental has undergone dramatic changes as part of a successful restructuring program aimed at achieving substantial improvement in our financial performance.

     Today, Occidental is one of the world's largest independent oil and natural gas exploration and production companies, with operations concentrated in three core geographic areas - the U.S., the Middle East and Latin America.

     Through our chemical subsidiary, OxyChem, Occidental also is a leading North American manufacturer and marketer of basic chemicals such as chlorine and caustic soda, as well as certain performance products. OxyChem also is a leading producer of polyvinyl chloride.

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                             The BusinessWeek Fifty


                       "The Top Companies of the S&P 500"

     o    Occidental Ranks in top 5% for second year in a row

          -    Performance Grades
               o    B    Total Return (1 Year)
               o    A    Total Return (3 Years)
               o    C    Sales Growth (1 Year)
               o    A    Sales Growth (3 Years)
               o    C    Profit Growth (1 Year)
               o    A    Profit Growth (3 Years)
               o    B    Net Margin
               o    A    Return on Equity


--------------------------------------------------------------------------------


     The success of our restructuring is validated by our recent ranking among the top performing companies by BusinessWeek magazine. For the second consecutive year Occidental is ranked among the top 5-percent of companies of the S&P 500 by BusinessWeek based on composite performance grades for total return, sales growth, profit growth, net margin and return on equity.

--------------------------------------------------------------------------------


                             The BusinessWeek Fifty


                 "The Top Performing Companies of the S&P 500"

                   2002 Rank                        2001 Rank
                   ---------                        ---------
               Phillips       17                Anadarko        2
               Occidental     21                Occidental      7
               Marathon       24                Apache          8
               Apache         41                Kerr-McGee      9
               Amerada        42                Amerada        18
                                                Phillips       22
                                                EOG            24
                                                ChevTex        35
                                                ExxonMobil     44


--------------------------------------------------------------------------------


     Occidental is again ranked second among the oil and gas companies that comprise the "Fuel" sector in the BusinessWeek survey. In the 2001 survey, 9 oil and gas companies ranked in the top 50. In the 2002 edition, only 5 oil companies were in the top 50. As you can see, Occidental was the second highest rank company in both years.

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                           Forbes - America's Top 500


                              Occidental Petroleum

                                     2001 Rank     2000 Rank
                                     ---------     ---------
                    Profits              64            74
                    Super 500           105           112


--------------------------------------------------------------------------------


     The April 15 issue of Forbes magazine profiled America's top 500 companies based on their performance in 2001. Occidental was ranked number 64 based on profits - up from number 74 in 2000. Occidental's "super ranking" by Forbes, which is based on a combination of performance indicators, was number 105, up from number 112 in 2000.

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                           Forbes - America's Top 500


             Occidental selected as 1 of 20 "value stocks" based on
            beating sector averages in at least four of five ratios:

               o    Return on Equity      o    Price-to-Book
               o    Price-to-Sales        o    Price-to-Cash-Flow
                             o    Price-to-Earnings


--------------------------------------------------------------------------------


     Occidental also was one of 20 companies - and the only large cap oil company - Forbes selected as "value stocks". Forbes believes these stocks are undervalued on an absolute basis and relative to industry peers based on beating their sector averages in at least four of the five ratios listed here. Forbes highlights these 20 companies as "potential bargains within the Super 500."

--------------------------------------------------------------------------------


                          Total Return to Shareholders


                                      2001
                                  (Percentage)

       [the following is a tabular representation of graphical materials]

OXY     P       UCL     XOM     BP      MRO     CVX     APA     COC     AHC     KMG     BR      APC
16%     14%     4%      4%      3%      3%      2%      0%      -1%     -2%     -12%    -15%    -16%


--------------------------------------------------------------------------------


     Let's look at some of the key measurements of our performance. In 2001, we led our competitors in total return to shareholders with a return of 16-percent.

--------------------------------------------------------------------------------


                          Total Return to Shareholders


                               3-Year Annualized
                                  (Percentage)

       [the following is a tabular representation of graphical materials]

APA     KMG     OXY     APC     P       AHC     MRO     COC     UCL     XOM     BP      BR      CVX
44%     29%     27%     24%     18%     17%     14%     14%     11%     10%     8%      7%      6%


--------------------------------------------------------------------------------


     Over three years, our annualized total return was 27-percent - placing us third among our competitors.

--------------------------------------------------------------------------------


                              Annual Dividend Yield

                         Based on 4/4/02 Closing Price
                                  (Percentage)

       [the following is a tabular representation of graphical materials]

OXY     MRO     CVX     KMG     COC     BP      P       XOM     UCL     AHC     BR      APA     APC
3.5%    3.3%    3.2%    3.0%    2.7%    2.7%    2.3%    2.1%    2.1%    1.5%    1.4%    0.7%    0.6%


--------------------------------------------------------------------------------


     Based on our April 4th closing price, our dividend yield was 3 1/2-percent
- the highest among the oil companies. Our yield also is superior to the average yield for large- and mid-cap companies on the S&P 500.

--------------------------------------------------------------------------------


                            Overall Business Strategy


     o    Focus on large, "legacy" oil and gas assets with growth potential
          -    United States - Middle East - Latin America
               o    Texas
                    -    Largest oil producer
                    -    Second largest gas producer
               o    California
                    -    Largest gas producer
                    -    Third largest oil producer

     o    Maintain strong balance sheet

     o    Harvest cash from chemicals


--------------------------------------------------------------------------------


     Our performance is being driven by an overall business strategy that is focused on large, "legacy" oil and gas assets in the United States, the Middle East and Latin America.

     In Texas, for example, Occidental is the largest oil producer and second largest gas producer.

     In the California market, Occidental is the largest gas producer and third largest oil producer.

     A key factor in our strategy is maintaining a strong balance sheet - and we're doing that.

     OxyChem's role in our overall strategy is to generate cash. Even in a down year like 2001, OxyChem produced free cash flow of approximately $185 million.

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                            Oil & Gas Growth Strategy


     o    Three-part strategy - no single part dominates
          -    Exploration
               o    Concentrating on opportunities in core areas
          -    Seek EOR projects with superior returns
          - Acquire assets with upside potential at attractive prices & divest assets with limited earnings potential


--------------------------------------------------------------------------------


     Our oil and gas business strategy has three parts, each of which plays an important role:

o We focus on adding commercial reserves in and around our core areas through the drill bit.

o We pursue opportunities with host governments in our core areas to enhance the development of mature fields with large volumes of remaining oil in place.

o Finally, we maintain a disciplined approach in buying and selling assets whose performance can be improved by the application of new technology and practices.

     The successful implementation of our strategy relies on a business model that is both flexible and durable.

--------------------------------------------------------------------------------


                            Reserve Replacement Ratio

     o    Proved Reserves @ 12/31/00 (MMBOE) -----------------------  2,171
          -    2001 Production (MMBOE) -----------------------------    174
          -    2001 Reserve Adds (MMBOE) ---------------------------    245
     o    Proved Reserves @ 12/31/01 (MMBOE) -----------------------  2,241
     o    Replacement Ratio (%)
          -    2001-------------------------------------------------    141
          -    1999-2001 (3 Year Average) --------------------------    316
     o    Finding & Development Costs ($/BOE)
          -    2001-------------------------------------------------  $4.80
          -    1999-2001 (3 Year Average) --------------------------  $3.90

     *    Includes purchased reserves


--------------------------------------------------------------------------------

     Last year, we replaced 141-percent of our worldwide production of 174 million BOE at a finding and development cost of $4.80 per barrel. Our year-end 2001 reserves exceeded 2.2 billion BOE.

     Our three-year average replacement ratio from 1999 through 2001 was 316-percent at an average cost of $3.90 per BOE. We believe our replacement costs for 2001 and for the three year period will be among the best in the industry.


Note: Excluding acquisitions we replaced 138-percent. Acquisitions amounted to 3 million BOE - all in the U.S.

--------------------------------------------------------------------------------


                                 Proved Reserves


                                  Million BOE

       [the following is a tabular representation of graphical materials]

                  1997      1998      1999      2000      2001
                 ------    ------    ------    ------    ------
US                  470       761       765     1,695     1,698
International       840       663       587       476       543
                 ------    ------    ------    ------    ------
Total             1,310     1,424     1,352     2,171     2,241


--------------------------------------------------------------------------------


     Historically, Occidental's oil and gas business was dominated by its international assets. Our restructuring has dramatically changed that picture - particularly the acquisition of Elk Hills in 1998 and Altura in 2000.

     Our proved reserves have grown by over 70-percent from 1997 through 2001. At the end of 2001, we had proven reserves of 2.24 billion barrels of oil equivalent.

     Domestic reserves, shown in red, accounted for 76-percent of our worldwide reserves at the end of last year compared to 36-percent at the end of 1997. This shift has lowered our risk profile and provided a stable base to support future growth opportunities.

--------------------------------------------------------------------------------


                                 Proved Reserves


                                  Million BOE

       [the following is a tabular representation of graphical materials]

US       Qatar     Ecuador     Yemen     Colombia     Oman     Russia     Pakistan
1698       200          85        63           58       57         52           27


--------------------------------------------------------------------------------


     The breakdown of our proven reserves by country clearly illustrates the dominance of our U.S. assets. Qatar is our largest international operation, but it accounts for only 9-percent of our proven reserves. Yemen is next with about 4-percent. Ecuador, Colombia, Oman and Russia each account for between 2 and 3-percent of the total.

--------------------------------------------------------------------------------


                              Oil & Gas Production

                                Thousand BOE/Day

       [the following is a tabular representation of graphical materials]

                1997    1998    1999    2000    2001
                ----    ----    ----    ----    ----
US               156     180     183     282     315
International    239     258     242     179     161
                ----    ----    ----    ----    ----
Total            295     438     425     461     476


--------------------------------------------------------------------------------


     Since 1997, we've increased total worldwide production by an average of 5-percent per year. In 2001, production averaged 476,000 barrels of oil equivalent per day. Domestic production, shown in red, made up 66-percent of the total in 2001 compared to 40-percent in 1997.

     We expect production this year to average about 485,000 BOE per day.

--------------------------------------------------------------------------------


                             1999 Profitability/BOE*


                                     $/BOE

       [the following is a tabular representation of graphical materials]

OXY     APA     APC     BP      COC     XOM     KMG     CHV     MRO     P       AHC     TX      UCL     BR
5.30    4.55    3.98    3.88    3.73    3.53    3.48    3.03    2.92    2.91    2.72    2.22    1.68    0.88

     * Exploration and production income (per FAS 69 format) after taxes and before interest expense


--------------------------------------------------------------------------------


     One of our key goals when we began our restructuring in 1997 was to be among the industry leaders in profitability on a unit-of-production basis. We achieved that goal within two years by leading the industry in profitability per barrel in 1999.

--------------------------------------------------------------------------------


                             2000 Profitability/BOE*


                                     $/BOE

       [the following is a tabular representation of graphical materials]

OXY     APC     APA     KMG     BP      CHV     XOM     COC     TX      AHC     P       MRO     UCL     BR
11.30   9.06    8.92    8.76    7.94    7.50    7.04    7.00    6.83    6.44    6.42    6.11    5.79    5.23

     * Exploration and production income (per FAS 69 format) after taxes and before interest expense. The Marathon (MRO) results exclude a non-cash charge of approximately $900 million.


--------------------------------------------------------------------------------


     In 2000, the year in which we completed the Altura acquisition, we again achieved the highest profitability per barrel among our competitors. It's worth noting that these results were based on public data filed with the SEC.

--------------------------------------------------------------------------------


                               2001 Profitability*


                                     $/BOE

       [the following is a tabular representation of graphical materials]

OXY     APA     APC     BP      XOM     DVN     MRO     KMG     COC     BR      AHC     P       CVX     CL
14.08   11.15   10.63   10.36   10.05   9.79    9.50    9.29    8.90    8.70    8.28    7.84    7.32    6.86

     * Exploration and production income before U.S. income taxes and before interest expense


--------------------------------------------------------------------------------


     Since 2001 was a record year for our oil and gas business, we were not surprised to find ourselves the industry leader once again in profitability per barrel.

--------------------------------------------------------------------------------


                                   Total Debt


                                   $ Millions

       [the following is a tabular representation of graphical materials]

                                                                      Pro-Forma
                              12/31/97     12/31/98     12/31/99     Post Altura     12/31/00     06/30/01
                              --------     --------     --------     -----------     --------     --------
Oxy Public Debt                  4,965        5,402        4,401           5,766        3,544        4,119
Other Recourse Debt              1,361          776        1,047           1,009          912          771
Permian Non-recourse Debt                                                  2,400        1,900
                              --------     --------     --------     -----------     --------     --------
                                 6,326        6,178        5,448           9,175        6,356        4,890


--------------------------------------------------------------------------------


     At the end of 1997, our total debt was $6.3 billion. Since then, we absorbed $7.2 billion in acquisition costs, continued to fund our capital program at an appropriate level, paid an annual dividend of one dollar per share
- and still managed to reduce our total debt by 23-percent.

     Our debt of $4.9 billion at the end of last year was $1.3 billion below the year-end total in 1997. Our year-end 2001 debt-to-capitalization ratio of 46-percent was the lowest in nearly twenty years.

     Interest expense and preferred dividends declined from $554 million in 2000 to $423 million last year. We expect that number to fall to $345 million this year. That's a savings of $209 million compared to 2000 and equates to an annual improvement of 36-cents a share.

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                           Debt, Reserves & Production

                                                 1997            2001
                                                 ----            ----
          Total Debt ($ Millions)               $6,326          $4,890
          Production (Thousand BOE/Day)            395             476
          Total Reserves (MILLION BOE)           1,310           2,241


--------------------------------------------------------------------------------


     This table illustrates that while our debt has declined between year-end 1997 and 2001, our production increased by 81,000 barrels per day over the same period - and our reserves grew by more than 900 million barrels.

--------------------------------------------------------------------------------


                           Middle East - Oxy Interests


                              [map of Middle East]


--------------------------------------------------------------------------------


     While we expect modest growth in the U.S. over the next five years, real growth will come from building on our strong position in the Middle East.

     Occidental has business interests in Oman, Qatar, Yemen and Saudi Arabia which are shown in yellow. We also are exploring new business opportunities in the United Arab Emirates and a possible return to Libya - both highlighted in green.

     Our total net oil production in Oman, Qatar and Yemen is currently averaging about 95,000 barrels per day. This represents about 25-percent of our worldwide oil production. These three countries account for approximately 8-percent of our worldwide oil reserves.

     We're continuing to build on our solid foundation in these three countries as we compete for new opportunities in the region. Large core assets in the U.S. and a strong balance sheet provide Occidental with a sound platform for new growth in the Middle East.

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                          Saudi Arabia - Core Venture 2


     o    Development of Midyan
          and Barqan gas fields
          -    Pipelines & processing
               plants
     o    Downstream projects                      [map of Saudi Arabia]
          -    Water desalination
          -    Power generation
     o    Exploration in Blocks 40-
          49
          -    Exploration success tied
               to other investment
               options


--------------------------------------------------------------------------------


     In Saudi Arabia, Occidental has a 20-percent interest in the Core Venture 2 consortium. ExxonMobil is the lead partner with a 60-percent interest.

     The Red Sea venture involves development of discovered gas from the Midyan and Barqan fields in the northwest part of the Kingdom, and construction of related gas processing and pipeline facilities. The consortium expects to build at least one power plant and a water desalination unit, as well as evaluate the potential for a petrochemical plant.

     The project also calls for onshore and offshore exploration in Blocks 40 to 49 located in and along the Red Sea. Exploration success in these blocks will lay the foundation for additional investment opportunities in power generation, water desalination and petrochemicals in the western part of the Kingdom.

     Intensive negotiations are continuing between the Saudi Government and the consortium members.

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                                      Oman


                                 [map of Oman]


--------------------------------------------------------------------------------


     Our Oman business centers on the 300-million barrel Safah field in Block 9 shown in yellow. Since the Safah discovery in 1983, our geoscientists and engineers have continued adding new recoverable reserves with a series of smaller discoveries in the southern part of the Block. Cumulative gross production from Block 9 exceeds 160 million barrels - most of it coming from Safah.

     In developing these fields, Occidental uses multilateral horizontal wells to increase production and recovery rates. Horizontal drilling improves production rates and minimizes the number of wells needed. Today, 60-percent of Occidental's production in Oman relies on horizontal wells.

     In June 1998, we signed a contract for a 100-percent working interest to explore Block 27 shown in light blue. Exploratory activities are currently underway. Seismic studies have identified potential oil and natural gas prospects.

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                                      Qatar


     o    ISND contract awarded in
          1994
          -    Reversed production
               drop from below 20,000
               barrels/day to 138,000
               barrels
     o    ISND success leads to
          new opportunities                             [map of Qatar]
     o    South Dome contract
          awarded in 1998
          -    South Dome being
               developed as North
               Dome satellite
     o    Combined net production
          is 42,000 barrels/day


--------------------------------------------------------------------------------


     In Qatar, we successfully reversed 25 years of declining production in the Idd el Shargi North Dome field by applying new waterflooding and reservoir characterization techniques. When Occidental took over the operation of the North Dome field in 1994, production had fallen below 20,000 barrels per day from a peak of 50,000 barrels in 1970. By introducing advanced drilling systems and new technologies, gross production increased to more than 100,000 barrels per day, peaking at 138,000 barrels.

     By nearly tripling previous peak production, Occidental established a reputation as one of the world's leading companies in enhancing recovery from mature fields. Our success at North Dome opened the door to new opportunities in Qatar and other parts of the Middle East.

     In 1998, the Qatari government awarded Occidental a production sharing contract to develop the Idd El Shargi South Dome field, located 15 miles from North Dome. Occidental is developing South Dome as a satellite field to optimize the capital efficiency of the two projects.

--------------------------------------------------------------------------------

                                      Qatar


     o    Implementing innovative
          ISND waterflood
          -    Projected recovery of
               additional 110 million
               gross barrels
               o    Oxy net is 42 million
     o    Moving forward with ISND
          Phase 2                                       [map of Qatar]
     o    Potential recovery of
          additional 145 million
          gross barrels
               o    Oxy net is 75 million
     o    Evaluating exploration
          opportunities
          -    Submitted bid on Block
               10


--------------------------------------------------------------------------------


     Occidental also is implementing an innovative waterflood program in the North Dome's Shuaiba Reservoir. This project is expected to result in the recovery of an additional 110 million gross barrels of the remaining oil in place. Occidental's share of the incremental reserves is 42 million barrels.

     We've submitted a detailed project proposal for Phase 2 of the ISND re-development project. We have reached agreement on all the technical issues with the Government and are awaiting approval to proceed. Phase 2 has the potential of recovering an additional 145 million barrels, including approximately 75 million barrels net to Occidental.

     We also are pursuing new exploration opportunities in Qatar. We're currently awaiting word on a bid we submitted for Block 10, which is adjacent to the billion-barrel Al Shaheen Field.

--------------------------------------------------------------------------------


                                      Yemen


                                 [map of Yemen]


--------------------------------------------------------------------------------


     In Yemen, Occidental holds a 38-percent interest in 230,000 barrels per day of production from the billion-barrel Masila field. Masila was one of the world's largest oil discoveries in the 1990s. Each year since its discovery, Masila's recoverable reserves and production have increased steadily. Today, Masila accounts for more than half of Yemen's total production.

     Occidental also holds a 29-percent interest in the East Shabwa field that is currently producing 27,000 barrels of oil per day. We will be drilling a series of step-out wells in Masilla and East Shabwa to add additional reserves.

--------------------------------------------------------------------------------


                                      Yemen


                                 [map of Yemen]


--------------------------------------------------------------------------------


     In addition to our producing interests in Masila and East Shabwa, we have secured interests in seven exploration blocks, encompassing nearly 15 million acres.

     Occidental has a 75-percent working interest in Block 44 located in central Yemen where a 3-D seismic program is under way. Our geoscientists targeted Block 44 because it's on trend with the East Shabwa and Masila fields.

     Occidental also holds a 50-percent working interest in Block 20 in the central part of the country where we plan to drill 2 exploratory wells in November. Like Block 44, Block 20 is in the midst of a hydrocarbon province where more than a billion barrels of oil and three trillion cubic feet of gas have been discovered.

     In addition, we have a 40-percent working interest in 5 additional blocks in northeastern Yemen along the border with Saudi Arabia.

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                           Abu Dhabi - Dolphin Project


                                             o    25-year project
                                                  between UAE & Qatar
                                             o    Deliver 2 Bcf/day of
          [map of Dolphin project]                gas from Qatar's
                                                  North Field to UAE
                                             o    Construct 210-mile
                                                  pipeline


                                                Short-Listed
                                                  Companies
                                             -------------------
                                             * Occidental
                                             * British Petroleum
                                             * ExxonMobil
                                             * Royal Dutch/shell
                                             * Conoco


--------------------------------------------------------------------------------


     Now I'd like to mention several new prospects we're pursuing. Last March, the governments of the UAE and Qatar created the Dolphin Project by signing a 25-year agreement calling for delivery of 2 billion cubic feet per day of natural gas from Qatar's North Field to markets in the UAE by installing a 210-mile subsea pipeline.

     The $3.5 billion project is scheduled for start-up in 2005. UAE officials have said that Dolphin will serve as a catalyst to stimulate the economies, not only of the UAE and Qatar, but the entire Arabian Gulf region. The project is being spearheaded by the UAE Offsets Group which was set up in 1992 with the charge of helping to diversify the UAE's economy and to reduce its dependence on oil.

     We're pleased to be one of five companies selected to compete for this project. We submitted our bid on April 6 and expect to be informed of the results in the near future. If we are successful in landing this project, it would increase our net production by approximately 180 million cubic feet per day beginning in 2006.

--------------------------------------------------------------------------------


                                      Libya


                                 [map of Libya]


--------------------------------------------------------------------------------


     Let me add a few words about Libya. Occidental's involvement with Libya dates from the mid-60s. In fact, Occidental's early success in the international arena was due to its large Libyan oil discoveries. When the Reagan Administration imposed sanctions on the Libyan government in 1986, Occidental left the country but retained an interest in the assets we formerly operated. The Libyan government would like us to return, and we're prepared to do so when sanctions are lifted.

     Despite the US decision to extend the sanctions, I'm encouraged to see both the U.S. and Libyan governments engaged in constructive dialogue aimed at resolving outstanding issues. I believe there are people of good will on both sides who are committed to normalizing relations between the two countries. When that day arrives, Occidental is prepared to move quickly. This will be a good development not only for our shareholders, but also for the people of Libya and the US.

Note: Libya could contribute new net production of 40,000 - 60,000 barrels per day in 2006 at the earliest.

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                              Development Projects


                         Gulf of Mexico - Horn Mountain

                            [map of Gulf of Mexico]

     o    60 miles offshore/
          -    Water depth = 5,400 feet
     o    Gross reserves = 150 million BOE
     o    On Schedule/under budget
          -    First production (Late 2002)
               o    Net production of 20,000 BOE/Day (2003)
               o    Net production of 22,000 BOE/Day (2005)


--------------------------------------------------------------------------------


     In our U.S. oil and gas operations, the development of the Horn Mountain discovery in the deep water Gulf of Mexico is on time and under budget. Oxy has a one-third interest and BP is the operator. The discovery well, which was drilled to a depth of nearly 14,000 feet, is located about 60 miles off the Louisiana - Mississippi coast in 5,400 feet of water.

     Gross reserves are in the 150-million BOE range - with production scheduled to begin late in 2002. We expect net production to increase from 20,000 BOE per day in 2003 to 22,000 BOE in 2005.

--------------------------------------------------------------------------------


                              Development Projects


                             Ecuador - Eden Yuturi

                           [map of northern Ecuador]


--------------------------------------------------------------------------------


     In Latin America, construction of the OCP pipeline in Ecuador is under way and Occidental has begun development of the Eden-Yuturi oil field in the southeastern corner of Block 15. The startup of Eden-Yuturi is scheduled to coincide with the completion of the pipeline in mid-2003. Eden-Yuturi, together with continued development of fields that are already on stream, will add estimated net incremental production of at least 35,000 barrels per day.

     In addition, we are expanding our exploration program in Block 15. This is an oily area and we are hopeful that an aggressive 3D seismic program will help us add to our exploration success in Ecuador.

     Now I'd like to discuss our forecast for our major producing areas - starting with the Permian Basin.

--------------------------------------------------------------------------------


                          Oil & Gas Production Forecast


                                    Permian
                               (Thousand BOE/Day)

       [the following is a tabular representation of graphical materials]

1997    1998    1999    2000*   2001    2002    2003    2004    2005
 188     174     167     163     161     163     167     172     175

     *    Altura purchase closes in April


--------------------------------------------------------------------------------


     When we took over the operation in late April 2000, production had been declining sharply. Since taking over the operation, we've succeeded in stabilizing production. Of even greater significance, we are beginning to see a reversal of the decline this year due to a combination of sound technical work and a cost effective capital program. This improvement will become more pronounced in the 2003 - 2005 period as our new CO2 projects in the Cogdell field in Texas and Hobbs, New Mexico, and our aggressive infill drilling program, move forward.

--------------------------------------------------------------------------------


                          Oil & Gas Production Forecast


                                   Elk Hills
                               (Thousand BOE/Day)

       [the following is a tabular representation of graphical materials]

        1998    1999    2000    2001    2002    2003    2004    2005
Oil       50      48      47      50      50      55      54      55
Gas       31      49      50      50      43      26      22      20
Total     81      97      97     100      93      81      76      75


--------------------------------------------------------------------------------


     The decline in liquids production that was apparent at Elk Hills before we took over the operation also has been stabilized. Our success in developing sophisticated reservoir models through good geo-technical work is allowing us to tap additional reserves to gradually ramp up production.

     At the same time, our blow-down of the gas cap at Elk Hills has been very successful. We added both pipeline and compressor capacity to accelerate production to take full advantage of California's robust gas markets over a period of 18 months.

     It's worth emphasizing that the upward trend in liquids production clearly demonstrates that the gas blow-down has added tremendous value without adversely impacting liquids production as some had predicted.

--------------------------------------------------------------------------------


                          Oil & Gas Production Forecast


                                Base Production
                               (Thousand BOE/Day)

                                2002    2003    2004    2005
                                ----    ----    ----    ----
               Permian           163     167     172     175
               California        124     114     111     111
               Qatar              45      53      64      73
               Yemen              37      44      43      40
               Hugoton            27      26      25      24
               Oman               15      14      13      12
               Colombia           15      20      20      20
               Ecuador            15      15      15      15
               Russia             28      25      25      24
               Pakistan           15      16      17      17

               Total Base        484     494     505     511


--------------------------------------------------------------------------------


     Let's take a closer look at the data behind our production forecast.

o I've already discussed our forecast for Permian which shows production stabilizing - followed by a modest increase through 2005.

o Like in Permian, good technical work is yielding positive results in California with increasing liquids production at Elk Hills partially offsetting the effects of the decline in gas production. We see overall California production stabilizing in 2005 due to continuing development work in the Sacramento Valley and Kern Front.

o Qatar will get a boost from the implementation of the waterflood and Phase 2 of the ISND re-development projects which are moving forward.

o    Yemen will ramp up a bit next year and then begin to decline gradually.

o    We expect Hugoton to taper off gradually.

o    Oman will enter a period of gradual decline.

o Our estimates for Colombia assume the pipeline is operating 50 to 60-percent of the time.

o    We expect the Ecuador base to remain flat.

o    Russia should begin to taper off gradually next year.

o    And we believe Pakistan will increase slightly.

o    Overall, we expect our base production to grow about 2-percent per year.

--------------------------------------------------------------------------------


                          Oil & Gas Production Forecast


                Total Production - With New Development Projects
                               (Thousand BOE/Day)

                                        2002    2003    2004    2005
                                        ----    ----    ----    ----
                Total Base               484     494     505     511

                Horn Mountain              1      20      21      22
                Ecuador                   --      11      31      35
                Total New                  1      31      52      57

                Total                    485     525     557     568


--------------------------------------------------------------------------------


     As you can see, our total base production will grow from an estimated 484,000 BOE per day this year to 511,000 barrels per day in 2005.

o As the new development projects ramp up, we will see increases of up to 22,000 BOE per day from Horn Mountain - and the addition of 35,000 barrels per day of new production from Ecuador.

o By 2005, these two projects will add a combined total of at least 57,000 barrels per day of new production.

o With the addition of these new barrels, total production will increase from 485,000 BOE per day this year to 568,000 barrels in 2005. That represents a growth rate of about 5 1/2-percent per year over three years.

--------------------------------------------------------------------------------


                          Oil & Gas Production Forecast


                                Thousand BOE/Day

       [the following is a tabular representation of graphical materials]

                        2001    2002    2003    2004    2005
United States            314     315     327     329     332
Middle East               88      97     111     120     125
Latin America             31      30      46      66      70
Other                     43      43      41      42      41
Total                    476     485     525     557     568


--------------------------------------------------------------------------------


     This chart shows our production forecast by region.

o    Our U.S. production will grow at a modest rate.

o    In the Middle East, our production will grow at a higher rate.

o    Our production in Latin America also will increase significantly.

o    Our other production will remain flat.

o This forecast is based on projects that are already part of our portfolio and assumes no new projects or exploration success. If we're successful in capturing some of the new opportunities we're pursuing, they would be added on top of this base.

--------------------------------------------------------------------------------


                              Occidental's Outlook

     o    Occidental much stronger than in 1997
          -    Lowest debt in 20 years
          -    Highest reserves in company's history
          -    Production up by 21%
          -    Operations concentrated in large assets in three core areas
               U.S.     Middle East     Latin America
          -    Oil & gas production growth forecast exceeds 5% per year
     o    Occidental - an attractive investment opportunity
          -    Strong balance sheet
          -    Large, stable U.S. assets
          -    Favorable position in Middle East


--------------------------------------------------------------------------------


     In summary, Occidental has never been stronger and our outlook has never looked better.

     o    Our total debt is the lowest it's been in 20 years.

     o Our proven oil and gas reserves have grown 71-percent to the highest level in the company's history.

     o Our production has increased by 21-percent - and, as you've just seen, our production will continue to grow based on projects that are already a part of our portfolio.

     o Our operations are focused on three core geographic areas - the U.S., the Middle East and Latin America.

     o Our oil and gas production has grow by an average of 5-percent per year since 1997 and our forecast projects a continuation of 5-percent average annual growth through 2005.

     o Our strong balance sheet and large, stable U.S. assets and favorable position in the Middle East provide a solid platform to capture new growth opportunities.

     This combination of factors, when coupled with exciting new investment prospects in the Middle East, make Occidental an attractive investment opportunity.

--------------------------------------------------------------------------------


                        Occidental Petroleum Corporation


     o Portions of this presentation are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations for oil, gas and chemicals; competitive pricing pressures; higher than expected costs including feedstocks; the supply/demand considerations for Occidental's products; any general economic recession domestically or internationally; and not successfully completing any expansion, capital expenditure or acquisition.
     o The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable and possible reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K, available from us through the following toll-free number , 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.


--------------------------------------------------------------------------------

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       OCCIDENTAL PETROLEUM CORPORATION
                                                 (Registrant)




DATE:    April 9, 2002        S. P. Dominick, Jr.
                              --------------------------------------------------
                              S. P. Dominick, Jr., Vice President and Controller
                              (Chief Accounting and Duly Authorized Officer)